On May 16, 2016, the Board of Trustees of
Victory Variable Insurance Funds (the
Registrant), upon the recommendation of the Audit Committee of the Board of Trustees (the
Audit Committee), dismissed
PricewaterhouseCoopers LLP (PwC) as the
independent registered public accounting firm for Victory High Yield VIP Series (formerly RS
High Yield VIP Series), Victory INCORE
Investment Quality Bond VIP Series (formerly
RS Investment Quality Bond VIP Series),
Victory INCORE Low Duration Bond VIP
Series (formerly RS Low Duration Bond VIP
Series), Victory RS International VIP Series
(formerly RS International VIP Series), Victory
RS Large Cap Alpha VIP Series (formerly RS
Large Cap Alpha VIP Series), Victory RS Small
Cap Growth Equity VIP Series (formerly RS
Small Cap Growth Equity VIP Series), Victory
S&P 500 Index VIP Series (formerly RS S&P
500 Index VIP Series) and Victory Sophus
Emerging Markets VIP Series (formerly RS
Emerging Markets VIP Series), (collectively, the
Funds and each individually, a Fund) and approved a change of the Funds independent registered public accounting firm to Ernst &
Young LLP (E&Y) for the fiscal year ending
December 31, 2016. PwC was informed of their dismissal on January 10, 2017. The reports of PwC on the financial statements of each fund for the fiscal years ended December 31, 2015 and December 31, 2014 contained no adverse opinion or disclaimer of opinion; nor were their reports qualified or modified as to uncertainty, audit scope, or accounting principle. During the fiscal years ended December 31, 2015 and December 31, 2014 and the subsequent interim period through January 10, 2017, there were no disagreements between the Funds and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused them to make reference to the disagreements in their reports on the financial statements for such fiscal years. In addition, there were no reportable events of the kind described in Item 304(a) (1)
(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended. During the Funds fiscal years ended December 31, 2015 and December 31, 2014, and the interim period ended December 1, 2016, neither the Registrant nor anyone on its behalf consulted E&Y concerning (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrants financial statements or (ii) the subject of a disagreement (as defined in paragraph (a) (1) (iv) of Item 304 of Regulation
S-K) or reportable events (as described in paragraph (a) (1) (v) of said Item 304).

The Registrant has requested PwC to furnish it with a letter addressed to the Securities and Exchange Commission stating whether PwC agrees with the statements contained above. A copy of the letter from PwC to the Securities and Exchange Commission is filed as an exhibit hereto.